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                                                                    Exhibit 12.1


EXHIBIT 12.1 BTI TELECOM CORP. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (DOLLARS IN THOUSANDS) YEAR ENDED DECEMBER 31,

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
                                                                  1995         1996         1997         1998        1999
                                                                  ----         ----         ----         ----        ----
Income (loss) before taxes..................................     $  371       $2,606     $(10,639)    $(38,233)   $(44,726)
Less interest capitalized to inventories
 during the period..........................................         --           --           --           --          --
Adjusted income (loss) before taxes.........................        371        2,606      (10,639)     (38,233)    (44,726)
Fixed Charges: Other interest expense.......................      1,297        1,695        8,805       25,430      28,531
Amortization of financing costs.............................         25           99          421        1,469       1,292
Rental expense(1)...........................................        947        1,305          611          761         969
Total fixed charges.........................................      2,269        3,099        9,837       27,660      30,792
Earnings....................................................      2,640        5,705         (802)     (10,573)    (13,934)
Ratio (shortfall) of earnings to fixed charges..............       1.2x         1.8x           --           --          --
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